Exhibit 23.2

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1466 N. HIGHWAY 89 STE. 230

FARMINGTON, UTAH 84025

(801) 447-9572 FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Arma Services, Inc.

760 W. Azure Dr Suite 140-928

Las Vegas, NV 89130

As independent registered public accountants, we hereby consent to the use of our report dated April 1, 2016, with respect to the financial statements of Arma Services, Inc., in its registration statement on Form S-1/A Amendment #5 relating to the registration of 10,050,000 shares of common stock. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Pritchett, Siler & Hardy, P.C.
Pritchett, Siler & Hardy, P.C.
Farmington, Utah
July 6, 2016